Exhibit 4.2

WiMi Hologram Cloud Inc.

Number	Class B Ordinary Share(s)

Incorporated under the laws of the Cayman Islands

Share capital is US$          divided into

(i)                   Class A ordinary shares of a par value of US$0.0001 each,

(ii)                    Class B ordinary shares of a par value of US$0.0001 each, and

(iii)                     ordinary shares of a par value of US$0.0001 each.

THIS IS TO CERTIFY THAT                                          is the registered holder of                                      Class B ordinary share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the              day of                     by:

DIRECTOR